Exhibit 15.2

January 13, 2012

Ensco plc

London, England

Re: Registration Statement on Form S-3 (dated January 13, 2012)

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 9, 2011 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act. It should be noted, we have not performed any procedures subsequent to August 9, 2011.

/s/ KPMG LLP

Dallas, Texas